Exhibit 99.(h)(2)(i)

MAIRS AND POWER FUNDS TRUST

FIRST AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of this 31st day of December, 2011, to the Transfer Agent Servicing Agreement, dated as of May 17, 2011, (the “Agreement”) is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the series of the Trust to add new funds; and

WHEREAS, Section 13 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and USBFS agree to the following:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER BALANCED FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jon A. Theobald	By:	/s/ Michael R. McVoy

Name: Jon A. Theobald		Name: Michael R. McVoy

Title: Secretary		Title: Executive Vice President

Amended Exhibit A to the

Transfer Agent Servicing Agreement — Mairs and Power Funds Trust

Fund Names

Separate Series of Mairs and Power Funds Trust

Name of Series

Mairs and Power Small Cap Fund

Mairs and Power Growth Fund

Mairs and Power Balanced Fund